Exhibit 3.2

BYLAWS OF THE

FEDERAL HOME LOAN BANK OF CHICAGO

[as restated and effective March 15, 2005]

ARTICLE I

OFFICES

Section 1. Principal Office:

The principal office of the Bank is to be located in the City of Chicago, County of Cook, State of Illinois or such location as the Board of Directors (“Board”) may legally designate.

Section 2. Other Offices:

In addition to its principal office, the Bank may maintain offices at any other place, or places, designated by the Board.

ARTICLE II

STOCKHOLDERS’ MEETING

Section 1. Annual Report and Meeting:

Following the close of each fiscal year the officers of the Bank shall issue an Annual Report which shall make a full report of the financial condition of the Bank, of its progress for the preceding year, and shall outline a program for the succeeding year. An annual meeting of the stockholders may be called by the Board. At any annual meeting, any appropriate business shall be transacted. The Board, or any officer thereof, may submit such matters to the stockholders’ meeting as they may deem to be appropriate. The stockholders may discuss all of the affairs of the Bank and the situation in the district in reference to home financing and make such recommendations, as to them may appear to be appropriate, to the Board or to the Federal Housing Finance Board.

Section 2. Special Meetings:

Special meetings of the stockholders for any purpose or purposes may be called by the President or by the Board, or by the stockholders of the Bank entitled to cast one-fourth of the votes eligible to be cast at any such meeting.

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Section 3. Time and Place of Meeting:

The Board may designate the time, day and place for any annual meeting or any special meeting called by the Board. If a special meeting is called by the President or the stockholders, the Board shall designate the time, day and place for such special meeting to be held not less than 15 days, nor more than 60 days after such request therefore. Should the Board fail to act for a period of 30 days after the request for a special meeting, the Corporate Secretary shall designate a time, day and place for such a meeting.

Section 4. Notice of Meeting:

The Corporate Secretary shall mail to each stockholder at its last known address as shown on the books of the Bank a notice of any annual or special meeting. Such notice shall be sent at least 10 days before such meeting and shall contain a statement of the purpose(s) and of the time, day and place of the meeting.

Section 5. Quorum:

The stockholders present shall constitute a quorum for the transaction of any business at a meeting of the stockholders.

Section 6. Voting:

Each stockholder of the Bank shall be entitled at every meeting of the stockholders to cast one vote, by one of its officers or other duly authorized person, for the transaction of any business coming before the meeting.

ARTICLE III

DIRECTORS

Section 1. General Powers:

All corporate powers shall be exercised by or under the authority of, and the business and affairs of the Bank shall be managed under the direction of the Board.

Section 2. Number and Qualifications:

The Board shall consist of such persons as shall be appointed or elected thereto in such manner and for such terms of office in accordance with the Federal Home Loan Bank Act, as amended.

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Section 3. Regular Meetings:

Stated meetings of the Board may be held at such time and place as shall be determined from time to time by the Board; provided, however, that such meetings shall be held at least quarterly. Stated meetings may be held without notice thereof, or the Board may direct the giving of five days’ notice of regular meetings to each director.

Section 4. Special Meetings:

Special meetings of the Board may be called by its Chairman or the President of the Bank on at least five days’ written notice or three days’ facsimile or telephonic notice to each director, and shall be called upon like notice on the written request of three directors stating the reasons therefore. Whenever the person calling a special meeting shall determine that, in the interests of time and economy it is desirable, the special meeting shall be conducted by long distance conference telephone at which all members of the Board attending the meeting are able to hear and be heard by all other persons so participating. The notice of such special meetings shall stipulate the time and place of such meetings, and shall contain a statement of the purpose or purposes of such meetings. Such meetings may be held at any time and place without previous notice if all of the directors are in attendance, or notice may be waived by any director.

Section 5. Quorum:

At any regular or special meeting of the Board, a majority of the directors holding office shall constitute a quorum for the transaction of business, but a smaller number may adjourn from time to time until a quorum is present. A majority of the directors present at any meeting, a quorum being present, shall decide questions submitted for decision.

Section 6. Officers of the Board:

The officers of the Board shall be a Chairman and a Vice Chairman, elected by a majority of the Board from among the directors, and a Corporate Secretary. The Corporate Secretary of the Bank or, in that person’s absence, the assistant secretary or such other officer as may be so designated by the Board, shall be the secretary of the Board and shall also act as secretary to the committees of the Board. The officers shall have such duties as are usually incident to their respective offices and such as may be assigned to them by the Board. The Chairman, or in his absence the Vice Chairman, or in the absence of both of these officers, the President of the Bank, shall preside at all meetings of the stockholders.

Section 7. Order of Business:

At all meetings of the Board, business shall be transacted in such order as, from time to time, the Board may determine. The Chairman of the Board, or in his absence the Vice Chairman, or in the absence of both of these officers, a chairman pro tempore selected by the Board shall preside. Robert’s Rules of Order Revised shall govern the conduct of business except where inconsistent with these Bylaws.

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Section 8. Committees:

In addition to the Executive & Governance and Audit Committees, which are governed, respectively, by Article IV and Section 9 of this Article of these Bylaws, the Board may delegate, subject to such conditions as the Board may determine, from time to time to suitable committees on an ad hoc or standing basis any duties of the Board and such committees shall report to the Board when and as required; provided, however that the following duties of the Board may not be delegated to a committee: (1) approval of annual business plan and budget; (2) declaration of dividends; (3) approval of compensation of directors or the President; (4) actions (to the extent permitted by law) regarding the merger, sale or dissolution of the Bank; (5) amendment of the Bank’s bylaws; and (6) such actions which, under applicable law, must be taken by the Board. Committee membership shall be selected so as to employ the services as nearly as is feasible of all of the members of the Board. Stated meetings of committees may be held at such time and place as shall be determined from time to time by the chairman of the committee. Stated meetings may be held without notice thereof, or the chairman of the committee may direct the giving of five days’ notice of regular meetings to each member. Special meetings of a committee may be called by its Chairman or the President of the Bank on at least five days’ written notice or three days’ facsimile or telephonic notice to each member, and shall be called upon like notice on the written request of three members stating the reasons therefore. Whenever the person calling a special meeting shall determine that, in the interests of time and economy it is desirable, the special meeting shall be conducted by long distance conference telephone at which all members attending the meeting are able to hear and be heard by all other persons so participating. The notice of such special meetings shall stipulate the time and place of such meetings, and shall contain a statement of the purpose or purposes of such meetings. Such meetings may be held at any time and place without previous notice if all of the members are in attendance, or notice may be waived by any member. At any regular or special meeting of a committee, a majority of the members shall constitute a quorum for the transaction of business, but a smaller number may adjourn from time to time until a quorum is present. A majority of the members present at any meeting, a quorum being present, shall decide questions submitted for decision.

Section 9. Audit Committee:

There shall be appointed by the Board an Audit Committee consisting of not less than five directors, whose duty it shall be to assist the Board in fulfilling its fiduciary responsibilities. The committee, with the assistance of the Bank’s internal and outside auditors, shall oversee Bank compliance with laws, regulations, policies, procedures, ethical standards, and public responsibilities and shall recommend such action as may be necessary to assure adequate administrative, operating, and internal accounting controls. The committee shall also review the performance of the internal auditor annually. The Board may further specify the duties and procedures of the Audit Committee through adoption of a charter for said Committee.

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Section 10. Telephone Meetings:

Whenever the Chairman of the Board or the President of the Bank or, in their absence, the Corporate Secretary upon the request of any two members of the Board, shall determine that in the interest of time and economy it is desirable that a meeting of the Board be so held, such meeting shall be conducted by long distance conference telephone. Telephone meetings shall be held only upon at least five days’ written or three days’ facsimile notice to each director, and such notice shall contain a statement of the purpose(s). Such meetings may be held without previous notice if all of the directors are in attendance, or notice may be waived by any director.

ARTICLE IV

EXECUTIVE & GOVERNANCE COMMITTEE

Section 1. Appointment & Composition:

At its first meeting of each year, the Board shall select an Executive & Governance Committee consisting of not less than five members of the Board, the chairman of which shall be the Chairman of the Board. At such meeting, the Board shall also select members of the Board as alternative members for specific members of the Executive & Governance Committee. In the event that any member or members of the Executive & Governance Committee named by the Board are unavailable for duty, the specific alternate for any unavailable members may serve and shall be empowered to act as members of the committee. In the event that a member of the Executive & Governance Committee and his alternate are unavailable for duty, another member’s alternate may serve and shall be empowered to act as a member of the committee.

Section 2. Powers:

During the intervals between the meetings of the Board, the Executive & Governance Committee shall possess and may exercise all of the powers of the Board, in the management and direction of the affairs of the Bank in all cases in which specific directions shall not have been given by the Board. All action taken by the Executive & Governance Committee on behalf of the Board shall be reported to the Board for ratification at its next meeting succeeding such action and shall be subject to revision and alteration by the Board; provided, that no rights of third parties shall be affected by any such revision or alteration. In addition, the Executive & Governance Committee shall be responsible for the following: (i) corporate governance related issues; (ii) reviewing and making recommendations to the Board concerning the Bank’s annual operating business plan and budget; (iii) overseeing the Bank’s strategies; and (iv) overseeing and making recommendations to the Board concerning strategic plans and new businesses and products. Regular minutes of the proceedings of the Executive & Governance Committee shall be kept by the Corporate Secretary.

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Section 3. Procedures:

A majority of the Executive & Governance Committee shall be necessary to constitute a quorum, and in every case the affirmative vote of a majority of the members of the Executive & Governance Committee shall be necessary for the passage of any resolution. The Executive & Governance Committee may fix its own rules of procedure, and shall meet as provided by such rules or by resolution of the Board, and it shall also meet at the call of its chairman or of the President of the Bank. In the event of a emergency, if all of the persons hereinbefore authorized to call a meeting of the Executive & Governance Committee are unavailable for duty, a meeting may be called by any other member of the Executive & Governance Committee. Whenever the person calling a meeting of the Executive & Governance Committee or the Executive & Governance Committee by resolution shall determine that in the interests of time and economy it is desirable, such meeting shall be conducted by conference telephone at which all members of the Executive & Governance Committee attending the meeting are able to hear and be heard by all other persons so participating. Minutes of telephone meetings of the Executive & Governance Committee shall be kept in the same manner as minutes of other meetings.

ARTICLE V

OFFICERS AND EMPLOYEES

Section 1. Officers:

The officers of the Bank shall be a President, one or more Vice Presidents, a Treasurer and a Corporate Secretary, all of whom shall be elected by the Board. One person may hold any two offices. The President shall be the chief executive officer of the Bank and as such shall be primarily responsible for the operation and management of the Bank; provided, however, in case of vacancy or incapacity, the Board may temporarily designate a vice president as the chief executive officer of the Bank. All officers shall hold office for one year or until their respective successors are elected and qualified. The Board may appoint such other officers as they shall deem necessary who shall have such authority and shall perform such duties as from time to time may be prescribed by the Board. The Board shall adopt an appropriate resolution electing officers for the next calendar year. The designation of a specified term does not grant to the officer any contract rights, and the Board, in the case of the President, and the President in the case of all other officers, may remove the officer at any time prior to the expiration of such term. The officers shall have such powers and duties as are usually incident to their respective offices and such as may be assigned to them by the Board. They shall have full responsibility for the operation of the Bank under the direction of the Board. They shall make full report to committees of the Board of matters under consideration or to be considered by such committees and shall see that a full report of the operation of the Bank is made to the Board at each regular meeting. When so designated by resolution of the Board and under such direction as may be stated therein, the President, or other officers may act as ex officio members of any standing committee of the Board; provided, that the presence of only one such ex officio member may be counted in determining the requirement of a quorum. The officers of the Bank designated by the Board may extend or deny credit and take such other action as is in conformity with the credit policy of the Bank.

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Section 2. Employees and Legal Counsel:

There shall also be such other employees, which may include inside legal counsel, as the Board may authorize or whose appointment the Board may ratify; and they shall have such duties as shall be assigned to them by the Board and the President of the Bank. The Board or the President may retain outside legal or other counsel, as may be deemed necessary from time to time.

Section 3. Compensation:

The Board shall adopt an appropriate resolution approving the compensation of the President to be effective during the next calendar year. The compensation of senior officers shall be reviewed and approved by the Board or a committee thereof having jurisdiction over personnel matters. The compensation of other officers and employees shall be established by the President in accordance with the budget approved by the Board.

ARTICLE VI

CAPITAL STOCK

Section 1. Issue of Stock:

The Bank shall maintain a book-entry system whereby the Bank shall issue stock upon payment therefore, and the member stockholder shall acquire ownership interest in stock so issued, solely and exclusively by notation upon the books of the Bank of the number of shares of stock issued in the name of the member stockholder.

Section 2. Transfer of Stock:

Shares of stock of the Bank shall be transferable only upon its books by the duly authorized representative of the owner, or owners, thereof as shown on the books of the Bank.

Section 3. Certificates of Stock:

If expressly requested to do so by a member stockholder, the President shall issue, or cause to be issued, a certificate, or certificates, signed by any two officers of the Bank, in such form as the Board shall approve.

Section 4. Dividends:

Dividends may be declared by the Board in its discretion, out of retained earnings from current or prior periods remaining after all reserves and charge-offs required under the Federal Home Loan Bank Act, as amended, have been provided for; provided that such dividends shall be declared and paid in the manner prescribed by the Rules and Regulations governing the Bank.

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ARTICLE VII

GENERAL PROVISIONS

Section 1. Minutes:

Accurate minutes of all meetings of the stockholders of the Bank, of the Board, of the Executive & Governance Committee and other committees of the Board, shall be signed by the presiding officer and attested by the secretary officiating at such meetings. The original copies of the minutes shall be preserved by the Bank in minute books in custody of the Corporate Secretary of the Board but available to any member of the Federal Housing Finance Board or to the examiners or other official representatives of said Board.

Section 2. Banking Hours:

The Bank shall be open for business for such hours as the Board shall fix and employees shall remain in performance of their duties for such hours as may be required by the Board.

Section 3. Budget:

The President of the Bank shall prepare and submit to the Board a proposed budget for the following calendar year. The Board shall promptly consider the proposed budget and shall adopt a budget for the following calendar year.

Section 4. Surety Bonds:

The Bank shall maintain adequate surety bonds, covering all officers, employees, attorneys or agents having control over or access to monies or securities owned by the Bank or in its possession. The Bank shall comply with all provisions of law as to maintenance of liability, compensation or other insurance, and shall maintain such additional forms and amounts of insurance as the Board may, from time to time, determine.

Section 5. Signing of Papers:

All checks, contracts, deeds, bonds, assignments, releases or other like documents of the Bank shall be signed in the name of the Bank by such of its officers or employees as may from time to time be authorized by the Board. When authorized by the Board, checks may be issued by the Bank bearing only the facsimile signature of the President of the Bank.

Section 6. Designation of Depositories:

The Board shall designate the trust company, or trust companies, bank or banks, in which shall be deposited the monies or securities of the Bank.

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Section 7. Credit Policy:

The Board shall adopt and regularly review a policy governing the extension of credit to the members of the Bank which is consistent with the policies and regulations of the Federal Housing Finance Board.

Section 8. Operations:

The Bank shall operate and do business within the provisions of the Federal Home Loan Bank Act, as amended, the Rules and Regulations promulgated thereunder, its certificate of organization, these Bylaws, and such directives not inconsistent with the foregoing as the Board may from time to time adopt.

Section 9. Fiscal Year:

The fiscal year of the Bank shall begin on the first day of January.

Section 10. Indemnification and Limitations on Liability:

(a)	Definitions and rules of construction.

(1)	Definitions for purposes of this Bylaw.

(i) Action. Any judicial, administrative or investigative proceeding, or threatened proceeding, whether civil, criminal, or otherwise, including any appeal or other proceeding for review.

(ii) Bank. The Federal Home Loan Bank of Chicago.

(iii) Bank-Related Office. Includes community organizations, non-profit organizations, the Financial Institutions Retirement Fund, and any Bank employee benefit plans.

(iv) Bank System Office. Includes the following offices or entities: the Office of Finance, the Federal Housing Finance Board, the Financing Corporation, the Resolution Funding Corporation, the Resolution Trust Corporation, the Federal Deposit Insurance Corporation, and the Office of Thrift Supervision.

(v) Court. Includes, without limitation, any state or Federal court to which or in which any appeal or any proceeding for review is brought or any administrative agency.

(vi) Final Judgment. A judgment, decree, or order which is not appealable or as to which the period for appeal has expired with no appeal taken.

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(vii) Settlement. Includes entry of a judgment by consent or confession or plea of guilty or nolo contendere.

(2)	References in this Bylaw to any individual or other person, including the Bank or Bank System Office, shall include any legal representatives, successors, assigns, executors and administrators thereof. The provisions of this section shall apply to any application for indemnification of Bank personnel that is pending on, or filed after the effective date of this Bylaw, without regard to whether the application for indemnification concerns actions taken prior to the effective date of this Bylaw.

(b)	General. Subject to paragraph (c) of this Bylaw, the Bank shall indemnify any person against whom an action is brought or threatened because that person is or was a director, officer, or employee of the Bank for:

(1)	Any amount for which that person becomes liable under a judgment or settlement in such action; and

(2)	Reasonable costs and expenses, including reasonable attorney’s fees, actually paid or incurred by that person in defending or settling such action, or in enforcing his rights under this Bylaw if he attains a favorable judgment in such enforcement action.

(c)	Requirements for indemnification of a director, officer, or employee of the Bank.

(1)	Indemnification shall be made to such person under paragraph (b) of this Bylaw only if:

(i) Final judgment on the merits is in his favor; or

(ii) In case of: (A) Settlement, (B) judgment against him, or (C) final judgment in his favor, other than on the merits, if a majority of a quorum of disinterested directors of the Bank duly adopts a resolution determining that he was acting in good faith within the scope of his employment or authority as he could reasonably have perceived it under the circumstances and for a purpose he could reasonably have believed under the circumstances was in the best interest of the Bank or its members.

(2)	Any director of the Bank having a personal interest in the application for indemnification shall be disqualified from voting on the resolution required under paragraph (c)(1)(ii) of this Bylaw. In the event that the necessary resolution cannot be duly adopted by a majority of a quorum of the Bank’s disinterested directors, then the determination to indemnify under this Bylaw shall be made by independent legal counsel pursuant to the standard set forth in paragraph (c)(1)(ii) of this Bylaw.

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(d)	Limitations on Liability of Directors, Officers or Employees. A director, officer or employee of the Bank shall have no liability for monetary damages directly or indirectly to any person other than the Bank or the Federal Housing Finance Board (including without limitation, any member, non-member borrower, shareholder, director, officer or agent of a member or a non-member borrower, director, officer, employee, or agent of the Bank or contractor with or supplier to the Bank) in respect of his acts or omissions in his capacity as a director, officer or employee of the Bank or otherwise because of his position as a director, officer or employee of the Bank except for liability which may exist (1) for acts or omissions which involve intentional misconduct or a knowing and culpable violation of criminal law, (2) for acts or omissions which a director, officer or employee believes to be contrary to the best interests of the Bank, or which otherwise involve bad faith on the part of the director, officer or employee, or (3) for any transaction from which a director, officer or employee derived an improper personal economic benefit.

(e)	Insurance. The Bank may obtain insurance to protect it and its directors, officers, and employees from potential losses arising from claims against any of them for alleged wrongful acts committed in their capacity as directors, officers or employees.

(f)	Advance Payment of Expenses.

(1)	Payments of reasonable costs and expenses (including reasonable attorneys’ fees) shall be paid by the Bank as they are incurred in defending against any action, and in advance of any settlement or resolution of the action, beginning 30 days from the date of receipt by the Bank and its General Counsel of any person’s written application for indemnification, including a certification and supporting statement of that person’s belief that he ultimately may become entitled to indemnification under this Bylaw; provided, however, that no such advance payment of incurred costs and expenses shall be made, or continued to be made, if a disinterested majority of a quorum of the Bank’s directors reasonably concludes that the director, officer, or employee ultimately would not likely become entitled to indemnification under this Bylaw. In the case of such a finding, advanced payments to which the director, officer, or employee is not entitled under this paragraph shall be reimbursed to the Bank.

(2)	Nothing in this paragraph shall prevent the directors of the Bank from imposing such contractual conditions on the advance payment of costs and expenses as they deem warranted to protect the interests of the Bank.

(3)

In any action in which advance payments have been made under this paragraph, and following termination of the action, whether by final judgment, settlement, or otherwise, the Bank shall make a finding under this paragraph as to whether or not reimbursement should be made of the advance payments. Nothing in this

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paragraph shall prevent the due adoption of a resolution at any time prior to the termination of the action as to whether advance payment of expenses should or should not be made under this paragraph.

(g)	Indemnification Relating to Services Performed on Behalf of a Bank-Related Office, a Bank System Office or System Committee. For the purposes of paragraph (b) of this Bylaw, if an action is brought or threatened against a director, officer, or employee of the Bank because of that person’s service to or on behalf of a Bank-Related Office, a Bank System Office or a Federal Home Loan Bank System committee, then the action shall be deemed to be brought or threatened because that person is or was a director, officer, or employee of the Bank then employing that person at the time the service was performed, and indemnification may accordingly be sought under the appropriate provisions of this Bylaw.

(h)	Nonexclusivity. The indemnification and insurance provided in this Bylaw shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any Bylaws, agreement, vote of the disinterested directors of the Bank or otherwise. If any portion of this Bylaw is deemed to be unenforceable for any reason, the remainder of this Bylaw shall remain in all respects enforceable. If for any reason the rights in paragraph (d) of this Bylaw are not available to any director, officer or employee such director, officer or employee shall be entitled to the rights afforded by the remainder of this Bylaw.

(i)	Effective Date. March 20, 1990.

Section 11. Actions Subject to Federal Housing Finance Board:

All actions taken pursuant to these Bylaws are subject to the Federal Home Loan Bank Act, as amended, and the regulations, rules and policies of the Federal Housing Finance Board. Such actions which are subject to specific approval of the Federal Housing Finance Board are not deemed effective until such approval is given.

Section 12. Amendment:

The Bylaws of the Bank may be amended by the affirmative vote of a majority of the Board at any regular or special meeting of the Board, provided that each director shall have been given notice of the proposed amendment and of the form of such amendment at least five days preceding any meeting called for such purpose. The Bylaws may be amended by the affirmative vote of a majority of the Board at any regular meeting without written notice of the proposed amendment and of the form of the amendment being given to each Director, provided that the form of the proposed amendment has been submitted to the previous regular meeting of the Board and has been incorporated into the minutes of said meeting.

Last amended: March 15, 2005

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CERTIFICATION

I hereby certify that the above is a true and correct copy of the restated Bylaws of the Federal Home Loan Bank of Chicago adopted by the Board of Directors of the Federal Home Loan Bank of Chicago at a meeting held on March 15, 2005, a quorum being present.

/s/ PETER E. GUTZMER
Peter E. Gutzmer Executive Vice President, General Counsel & Corporate Secretary